Exhibit 99


For Immediate Release

LOCKHEED MARTIN REPORTS
1998 FINANCIAL RESULTS



     BETHESDA, Maryland, January 28, 1999 -- Lockheed Martin (NYSE:LMT) today announced that, based on net earnings adjusted to exclude nonrecurring and unusual items, its diluted earnings per share for the fourth quarter of 1998 were $0.81, compared with $0.89 per share in the same 1997 period. For the year, comparable calculations resulted in diluted earnings per share of $3.11, versus $3.02 for 1997. All share and per share amounts in this press release have been adjusted to reflect the December 31, 1998 two-for-one stock split. (Nonrecurring and unusual items and their impact on results are described later.)

     Net earnings for fourth quarter 1998, adjusted to exclude nonrecurring and unusual items, were $308 million, compared with $363 million for the same 1997 period. For the entire year 1998, comparable net earnings were $1.18 billion, compared with $1.29 billion for 1997.

     Including nonrecurring and unusual items, net earnings for fourth quarter 1998 were $125 million, or $0.33 per diluted share, compared with $371 million, or $0.91 per diluted share, for the same 1997 period before the deemed preferred stock dividend described on the attached financial tables. For the entire year, net earnings and diluted earnings per share on the same basis were $1 billion, or $2.63 per diluted share, compared with $1.3 billion, or $3.04 per diluted share, for 1997.

     Fourth-quarter 1998 net sales were $7.18 billion, compared with $7.88 billion in the fourth quarter 1997. For the year 1998, net sales were $26.26 billion, versus $28.07 billion in 1997. Sales comparisons reflect the divestiture of a commercial information technology (IT) product distribution business from the Information & Services segment and a commercial aerostructures business in November 1997 and the sale of a commercial electronics manufacturing business in January 1998. Excluding the sales of divested businesses, fourth quarter and full year 1997 net sales would have been $7.56 billion and $26.14 billion, respectively.

     "1998 was a year of strong performance by our Electronics businesses and disappointing performances primarily by the Space & Strategic Missiles segment and our commercial information products companies. Overall sales


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

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and earnings growth were below our expectations, reflecting these performance issues as well as delays of commercial space launches and military aircraft deliveries from 1998 into 1999. On the other hand, cash flow exceeded expectations. Free cash flow for the year was $1.57 billion, well above our $1 billion target, driven by lower net tax payments, reduced capital expenditures, and lower working capital requirements. Debt reductions also exceeded expectations, as the strong cash performance allowed more than $1 billion of long and short-term debt to be retired," said Vance Coffman, Chairman and Chief Executive Officer of Lockheed Martin.

     The nonrecurring and unusual item included in the 1998 fourth quarter resulted from events related to CalComp Technology, Inc. (CalComp), a majority-owned public subsidiary of the Corporation. In the fourth quarter, CalComp made a decision to divest certain of its businesses and concluded an evaluation of its remaining operations. Later in the quarter, Lockheed Martin notified CalComp that it would not increase existing credit for CalComp to support ongoing operations. Subsequently, Lockheed Martin agreed to provide financing, subject to certain conditions, for a plan providing for the timely non-bankruptcy shutdown of CalComp's business. The above actions resulted in a nonrecurring and unusual pretax charge of $233 million, or $183 million after taxes, related to the impairment of assets and estimated costs required to accomplish the shutdown of operations.

     Nonrecurring and unusual items in the fourth quarter of 1997 included a tax-free gain of $311 million resulting from a transaction with the General Electric Company (GE) and after-tax charges of $303 million. The GE transaction resulted in Lockheed Martin exchanging its Access Graphics and Aerostructures units, the Corporation's investment in the Globalstar telecommunications partnership and approximately $1.6 billion in cash for all outstanding shares of Lockheed Martin Series A convertible preferred stock held by GE. The preferred stock had been convertible into approximately 58 million shares of Lockheed Martin common stock. The charges were identified in connection with the Corporation's review of non-strategic lines of business, and non-core investments and certain other assets.

     As shown on the attached financial tables, the deemed preferred stock dividend related to the aforementioned transaction with GE had a significant impact on the 1997 earnings per share calculation, but did not impact reported 1997 earnings. Due to the unusual nature of this item, and because the preferred stock redemption was an equity transaction, the earnings per share amounts discussed herein exclude its impact.

     In the Aeronautics segment, net sales of $6 billion and profit margins of
10.9 percent in 1998 were flat compared to 1997 results. Excluding the commercial aerostructures business, divested in late 1997, sales increased 3 percent. Sales and profits were negatively impacted by delayed deliveries of

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the C-130J airlift aircraft, caused by later than expected receipt of Federal
Aviation Administration (FAA) certification and final customer acceptance issues, offset by improved program performance in the tactical aircraft business. FAA certification had been expected early in 1998, but was not received until September 1998.

     In the Electronics segment, net sales in 1998 increased 4 percent to $7.3 billion compared to 1997. Excluding the impact of the divested commercial electronics business from 1997 results, sales growth was 8 percent. The sales increase reflected competitive wins and follow-on business captured by the segment during the past two years. Profit margins increased to 10 percent due to performance improvements on various contracts. Thomas Corcoran, formerly president and COO of the Electronics sector, was named president and COO of the Space & Strategic Missiles sector in October 1998. Robert Coutts, formerly President of Lockheed Martin's Government Electronics Systems unit, was named to replace Corcoran.

     The Space & Strategic Missiles segment's net sales of $7.5 billion in 1998 represented a decline of 10 percent compared to the prior year, primarily due to the delay of commercial satellite launches from 1998 to 1999, reduced fleet ballistic missile volume, lower classified sales and competitive losses in certain key programs. Profit margin declined from 14.2 percent to 13.1 percent in 1998 to reflect fewer launches in the sales mix and commercial satellite performance issues. These were partially offset by an adjustment related to recognition of improved performance in a launch vehicle business and the favorable impact of a restructured commercial satellite program. Coffman stated that changes made in the commercial satellite business are expected to improve future performance and competitiveness.

     In the Information & Services segment, net sales were $5.2 billion compared to $6.5 billion in 1997. Profit margins decreased from 4.2 percent in 1997 to 4 percent in 1998. Excluding the impact of divested businesses in 1997 results, sales increased 3 percent. Sales and profits were negatively impacted by the performance of the commercial information products group, particularly CalComp Technology.

     "With the corrective actions taken and our productivity initiatives, we anticipate improved operating and financial performance in 1999," Coffman said. "The Corporation expects to achieve initial productivity benefits in 1999 from the LM21 Best Practices initiative launched in 1998. It is expected that these improvements will benefit the company's competitive position, and will also serve to expand margins. When fully implemented by the year 2001, LM21 is expected to produce annual savings of $2.5 to $3 billion. We also will continue our focus on producing strong cash flow and solid returns in 1999," he concluded.



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     Headquartered in Bethesda, Maryland, Lockheed Martin is a highly diversified global enterprise principally engaged in the research, design, development, manufacture and integration of advanced-technology systems, products and services. The Corporation's businesses span space and telecommunications, electronics, information and services, aeronautics, energy and systems integration. Employing more than 170,000 people worldwide, Lockheed Martin had 1998 sales surpassing $26 billion.



                                      ###



NEWS MEDIA CONTACT:             James Fetig 301/897-6352
INVESTOR RELATIONS CONTACT:     James Ryan, 301/897-6584 or
                                Randa Middleton, 301/897-6455
Web site: www.lmco.com
          ------------

NOTE: Statements which are not historical facts are forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may use terminology such as "anticipated," "expected," "believe," "should," "outlook," and "estimated." The undertakings contained in these statements involve risks and uncertainties that could cause actual results to differ materially from anticipated results. These risks include the effects of government budgets and requirements, economic conditions, competitive environment, timing of awards and contracts; the outcome of contingencies including litigation and environmental remediation, and program performance in addition to other factors not listed. See in this regard the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake any obligation to publicly release any revisions to forward looking statements to reflect events or circumstances or changes in expectations after the date of this press release or the occurrence of anticipated events.

                                                                    Attachment 1


                                1998 HIGHLIGHTS
                                ---------------


In announcing 1998 earnings, Vance Coffman, Lockheed Martin's Chairman and CEO, cited additional events, program awards and Mission Success highlights for the year.

- The Corporation formed Lockheed Martin Global Telecommunications (LMGT) to concentrate and extend the Corporation's role in the expanding telecommunications services marketplace. In conjunction with this strategy, the Corporation announced plans to acquire the COMSAT Corporation. This transaction is intended to position the Corporation to become a major global telecommunications service provider. As a result of the formation of LMGT and the announcement of the COMSAT transaction, the Corporation announced the divestiture of its telephone numbering administration businesses.

- The National Aeronautics and Space Administration (NASA) awarded Lockheed Martin the Consolidated Space Operations Contract (CSOC) valued at more than $3 billion over 10 years.

- Lockheed Martin was selected to develop and build the Joint Air-to-Surface Standoff Missile (JASSM) advanced cruise missile, a program valued at more than $2 billion.

- The United Arab Emirates selected Lockheed Martin's new Block 60 F-16 as its advanced fighter aircraft. The Corporation hopes to reach agreement on definitive terms during 1999 .

- The U.S. Air Force awarded Lockheed Martin contracts for development of the Evolved Expendable Launch Vehicle (EELV) family of launchers as well as launch services for nine missions .

- A total of 150 F-16 fighter aircraft and 19 C-130J airlift aircraft were delivered.

- The F-22 Raptor met all criteria set by the Department of Defense and Congress to proceed to initial production and the Corporation was awarded initial production contracts .

- The X-35 Joint Strike Fighter (JSF) program successfully completed its Final Design Review, and the first major airframe component in the production phase of Japan's F-2 fighter program was delivered .

- During the year, Lockheed Martin successfully launched six Atlas, two Titan, one Athena, and three Russian Proton vehicles, one Payload Launch Vehicle and one Multi-Service Launch System in a National Ballistic Missile Defense Office test, and delivered five Space Shuttle External Tanks. The United Space Alliance, a Lockheed Martin joint venture, launched five Space Shuttles. The Corporation successfully manufactured and deployed one military, five civil and 43 commercial satellites/payloads, including 39 buses for the Iridium(TM) global telecommunications system and the first of eight solar array flight wings that will power the International Space Station.



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

                                     - 2 -



- The Corporation was awarded defense programs valued at approximately $2 billion in Europe, Australia, and Asia, including the upgrade of six Royal Australian Navy frigates; deployment of four Tactical Air Defense Radar Systems for the Australian Defence Force; delivery of Low-Altitude Navigation and Targeting Infrared System for Night (LANTIRN) targeting systems for F-16s in the air forces of Egypt, Denmark, and Taiwan; and production of MK 41 Vertical Launching Systems for the Japanese, Dutch, German, Australian and Spanish navies.

- The U.S. Navy awarded Lockheed Martin a new contract valued at $2 billion for future computer program development for the AEGIS program.

- The U.S. Army Communications & Electronics Command awarded Lockheed Martin a contract valued at approximately $1.8 billion for Rapid Response to Critical Requirements Support.

- The U.S. Air Force awarded the Corporation a $1.8 billion contract to provide logistics support, engineering, material management and depot repair for the F F-117 stealth fighter.

- The U.S. Department of Energy extended Lockheed Martin's management of Sandia National Laboratories for five more years, through FY 2003.

- The U.S. Air Force awarded Lockheed Martin Vought Systems an advanced technical demonstration contract for the Low Cost Autonomous Attack System (LOCAAS). Vought Systems also received an engineering and manufacturing development contract for the Guided Multiple Launch Rocket System, an international cooperative program in which the United States, the United Kingdom, Germany, France and Italy are participating.

- The Royal Navy fielded its first squadron of Merlin helicopters, developed by Lockheed Martin and its British and European industrial partners to give the United Kingdom the world's most advanced anti-submarine, anti-surface warfare rotary-wing aircraft. Delivery of additional Merlin Mark 1 helicopters is continuing under a contract valued at approximately $2.5 billion.

- Air Sovereignty Operations Centers (ASOCs) developed by Lockheed Martin were declared operational in Hungary and Poland. ASOCs operate in conjunction with existing national civilian and military air traffic control systems, giving nations an integrated view of their airspace and permitting cross-border sharing of airspace information. Ten additional ASOCs are expected to become operational in Central Europe over the next two years.

LOCKHEED MARTIN CORPORATION
                                                                ATTACHMENT II
  Consolidated Results
  (In millions, except per share data)

                       QUARTER ENDED DECEMBER 31,     YEAR ENDED DECEMBER 31,
                        1998     1997   % Change      1998    1997    % Change
  Net Sales            $7,180   $7,878     -9%      $26,266  $28,069     -6%
  Earnings before
  Interest and Taxes     $466     $666    -30%       $2,522   $2,779     -9%
  Interest Expense       $206     $227     -9%         $861     $842      2%
  Pre-tax Earnings       $260     $439    -41%       $1,661   $1,937    -14%
  Income Taxes           $135     $ 68     99%         $660     $637      4%
   Effective Tax
   Rate                   52%      15%     N/M          40%      33%     N/M
  Net Earnings           $125     $371    -66%       $1,001   $1,300    -23%
  Basic Earnings
  (Loss)per Share:*
  Earnings before
   Redemption of
   Preferred Stock     $ 0.33   $ 0.98    -66%       $ 2.66   $ 3.37    -21%
  Redemption of
   Series A Preferred
   Stock               $ 0.00   -$4.90     N/M       $ 0.00   -$4.93     N/M
  Net Earnings (Loss)
   per Common Share    $ 0.33   -$3.92     N/M       $ 2.66   -$1.56     N/M
  Average Basic
   Shares               378.8    373.0                376.5    370.6
  Diluted Earnings
  (Loss)per Share:*
  Earnings before
   Redemption of
   Preferred Stock     $ 0.33  $  0.91    -64%       $ 2.63  $  3.04    -14%
  Redemption of
   Series A Preferred
   Stock               $ 0.00   -$4.50     N/M       $ 0.00   -$4.28     N/M
  Net Earnings (Loss)
   per Common Share    $ 0.33     **       N/M       $ 2.63     **       N/M
  Average Diluted
   Shares                        383.0   406.4                 381.1   427.0

 * As more fully described in the 1997 Annual Report to Shareholders, the Corporation reacquired all of its outstanding Series A preferred stock resulting in a deemed dividend of $1,826 million. For purposes of computing net earnings applicable to common stock, the deemed preferred stock dividend was deducted from 1997 net earnings.

 ** Antidilutive


 LOCKHEED MARTIN CORPORATION
 Segment Results
 Excluding Nonrecurring and Unusual Items
 (In millions, except for percentages)

                    QUARTER ENDED DECEMBER 31,   YEAR ENDED DECEMBER 31,
                     1998     1997    % Change   1998      1997    % Change
 Space & Strategic
  Missiles*
 Net Sales          $1,835   $2,475      -26%   $7,461    $8,303     -10%
 Segment EBIT         $214     $309      -31%     $976    $1,183     -17%
 Margins             11.7%    12.5%              13.1%     14.2%
 Amortization of
  Goodwill & Contract
  Intangibles           $7       $7        0%      $29       $29       0%

 Electronics**
 Net Sales          $2,166   $1,877       15%   $7,342    $7,069       4%
 Segment EBIT         $184     $210      -12%     $733      $645      14%
 Margins              8.5%    11.2%              10.0%      9.1%
 Amortization of
  Goodwill & Contract
  Intangibles          $57      $54        6%     $226      $228      -1%

 Information &
  Services***
 Net Sales          $1,481   $1,510       -2%   $5,212    $6,468     -19%
 Segment EBIT          $43      $50      -14%     $208      $274     -24%
 Margins              2.9%     3.3%               4.0%      4.2%
 Amortization of
  Goodwill & Contract
  Intangibles          $24      $26       -8%     $100      $107      -7%

 Aeronautics****
 Net Sales          $1,626   $1,945      -16%   $5,996    $6,045      -1%
 Segment EBIT         $180     $217      -17%     $654      $656       0%
 Margins             11.1%    11.2%              10.9%     10.9%
 Amortization of
  Goodwill & Contract
  Intangibles          $20      $20        0%     $80        $80       0%

 Energy & Other
 Net Sales             $72      $71        1%    $255       $184      39%
 Segment EBIT          $78      $26      200%    $184       $167      10%
 Margins               N/M      N/M               N/M        N/M

 * 1998 results include approximately $100 million of losses and performance related charges in the commercial satellite product area, offset by approximately $50 million related to the favorable impact of the restructure of a commercial satellite program which occurred in the fourth quarter. In addition, 1998 results were improved in the third quarter by an adjustment of approximately $120 million in the Atlas launch vehicle program due to the retirement of certain risk factors.

 ** 1997 and 1998 results include the operations of LM Commercial Electronics divested effective February 22, 1998.

 *** 1997 results include the operations of certain businesses split off as L3
     Communications Corporation effective March 30, 1997, and the operations of Access Graphics exchanged with General Electric Company effective November 17, 1997.

 ****1997 results include the operations of Aerostructures exchanged with General Electric Company effective November 17, 1997.

 LOCKHEED MARTIN CORPORATION

 Other Financial Information
 (In millions, except for percentages)

 Reconciliation of Earnings Excluding Nonrecurring and Unusual Items


                                              QUARTER ENDED DECEMBER 31,
                                                   1998          1997

Net Earnings  As Reported                         $  125       $   371
Gain on Redemption of Preferred Shares            $    0         -$311
Nonrecurring and Unusual Items                    $  183       $   303
Adjusted Net Earnings                             $  308       $   363

Diluted Earnings per Share  As Reported           $ 0.33       $  0.91
Effect of Nonrecurring and Unusual Items          $ 0.48        -$0.02
Adjusted Diluted Earnings per Share               $ 0.81       $  0.89


                                                 YEAR ENDED DECEMBER 31,
                                                    1998        1997
Net Earnings  As Reported                         $1,001       $ 1,300
Gain on Redemption of Preferred Shares            $    0         -$311
Nonrecurring and Unusual Items                    $  183       $   303
Adjusted Net Earnings                             $1,184       $ 1,292

Diluted Earnings Per Share  As Reported           $ 2.63       $  3.04
Effect of Nonrecurring and Unusual Items          $ 0.48        -$0.02
Adjusted Diluted Earnings per Share               $ 3.11       $  3.02


 Other Financial Information


                                                 QUARTER ENDED DECEMBER 31,
                                                    1998       1997
EBIT to Sales Margin                                6.5%        8.5%
Amortization of Goodwill and Contract
 Intangibles Resulting from Prior
 Acquisitions (pretax)                             $ 109       $ 109
Depreciation of Fixed Assets                       $ 128       $ 163
EBITDA                                             $ 703       $ 938


                                                   YEAR ENDED DECEMBER 31,
                                                    1998       1997
EBIT to Sales Margin                                9.6%        9.9%
Amortization of Goodwill and Contract
 Intangibles Resulting from  Prior
 Acquisitions (pretax)                            $  436     $  446
Depreciation of Fixed Assets                      $  545     $  606
EBITDA                                            $3,503     $3,831

                                               12/31/98    12/31/97

Backlog                                       $45,345 *    $  47,059
Total Debt                                    $10,886 *    $  11,898
  Long-term (including current maturities)    $ 9,843 *    $  11,404
  Short-term                                  $ 1,043 *    $     494
Cash and Cash Equivalents                     $   285 *    $       0
Stockholders' Equity                          $ 6,137 *    $   5,176
Total Debt-to-Capital                           63.9% *        69.7%

 * Preliminary data